Exhibit 4(e)

(TRANSLATION)

Statement of Business Procedures

of

Japan Finance Organization for Municipalities

(Objective)

Article 1. The objective of this Statement of Business Procedures shall be to prescribe the basic matters relating to the business procedures of Japan Finance Organization for Municipalities (hereinafter referred to as the “Organization”), under the provisions of Paragraph 1 of Article 31 of the Japan Finance Organization for Municipalities Law (Law No. 64 of 2007; herein after referred to as the “Law”), for contributing to the sound operation of the Organization.

(Scope of Business)

Article 2. In order to attain the objective specified in Article 1 of the Law, the Organization shall conduct the following business:

(1)	To provide funds for Local Debt other than Local Debt in respect of municipal enterprises (meaning businesses whose expenses are essentially covered by income generated from the management of relevant business; the same shall apply herein after) (limited to the Local Debt in respect of which consent has been obtained upon the consultation under the provisions of Paragraph 1 of Article 5-3 of the Local Finance Law (Law No. 109 of 1948), or the permission set forth in Paragraph 1 or Paragraphs 3 through 5 of Article 5-4 of said law or in Paragraph 1 of Article 13 of Act on Assurance of Sound Financial Status of Municipalities (Law No. 94 of 2007) has been obtained; the same shall apply in the immediately following item) or to subscribe such Local Debt issued in the form of bonds;

(2)	To provide funds for Local Debt in respect of any of the businesses mentioned in Item (2), Paragraph 1 of Article 28 of the Law from among the Local Debt in respect of municipal enterprises, or subscription for such Local Debt issued in the form of bonds;

(3)	To provide funds for temporary borrowings to be made to local governments excluding borrowings to be made to municipal enterprises;

(4)	To provide funds for temporary borrowings in respect of any of the businesses mentioned in Item (2), Paragraph 1 of Article 28 of the Law from among the borrowings to be made to municipal enterprises;

(5)	To perform investigation and research with respect to financing of local governments;

(6)	To accept the entrustment of business with respect to financing of local governments;

(7)	To provide information, advice, and other supports to local governments with respect to financing; and

(8)	Business incidental to the business specified in each of the preceding items.

(Provision of Funds for Local Debt or Subscription of Local Debt)

Article 3.

1.	Provision of funds for Local Debt or subscription thereof (hereinafter referred to as the “Provision of Funds, etc.”), provided in Items (1) and (2) of the immediately preceding article, shall be conducted as provided in each of the following items:

(1)	Person to be provided with the funds

Local governments which have obtained consent or permission for issuance of Local Debt or are certain to obtain the consent or permission

(2)	Local Debt, for which the funds are provided

A.	Local debt relating to the following business:

(a)	Business other than the municipal enterprise;

(b)	Water supply business;

(c)	Transportation business;

(d)	Hospital business;

(e)	Sewage business;

(f)	Public housing business (which refers to the business of constructing houses to be rented or transferred by local governments to persons who are in need of houses for themselves to live in, and also refers to businesses incidental thereto);

(g)	Water supply business for industrial use;

(h)	Electricity supply business;

(i)	Gas supply business;

(j)	Port development business (limited to reclamation business and the business of leasing cargo-handling machines, storage sheds, warehouses, lumberyards, and tugboats to assist the leaving shore and landing ashore);

(k)	Business of providing care for the elderly;

(l)	Market business;

(m)	Slaughterhouse business;

(n)	Tourism facilities business;

(o)	Parking space business; and

(p)	Industrial waste disposal business.

B.	Such Local Debt as prescribed separately, other than the Local Debt issued in accordance with the proviso of Article 5 of the Local Finance Law.

(3)	Use of the funds

Funds shall be allocated for the businesses expenses, for which consent or permission for issuance of Local Debt has been obtained, or for business expenses, for which consent or permission is certain to be obtained.

(4)	Method of Provision of Funds, etc.

The funds shall be provided with through lending securities and subscribing for bonds.

(5)	Interest rate on provision of funds and the yield on Local Debt to be subscribed for

Interest rate on the provision of funds and the yield on the Local Debt to be subscribed for shall be separately prescribed, taking into consideration the interest by which the present discounted value of cash flow with respect to the borrowed loanable funds (excluding the funds for temporary borrowing) is equal to the present discounted value of each such cash flow as generated, through the provision of funds by the Organization, under the maturity of each fund and the period of deferment of each fund, and the form of redemption of each fund.

(6)	Maturity

The maturity of the funds shall be within the period not exceeding thirty (30) years from the following day of the Provision of Funds, etc. as prescribed separately.

(7)	Period of deferment

The period of deferment shall expire within five (5) years from the following day of the Provision of Funds, etc. as prescribed separately.

(8)	Method of redemption

The funds shall be redeemed in installments or in a lump sum; provided, however, that the funds raised by the subscription of bonds shall be redeemed pursuant to the method of redemption of the bonds.

2.	The Organization may, notwithstanding the provisions of the immediately preceding paragraph, approve the assumption by other local governments of the debts regarding the funds provided to the local governments specified in Item (1) of the same paragraph.

(Provision of Funds for Temporary Borrowing)

Article 4. The provision of funds for temporary borrowing provided in Items (3) and (4) of Article 2 shall be made, within the limit that it shall not affect the provision of funds in the immediately preceding article, as provided for in each of the following items:

(1)	Person to be provided with funds

Local governments with the necessity of the funds as temporary borrowing

(2)	Use of funds

The funds shall be used to cover a temporary shortage of cash appertaining to revenue and expenditures of each accounting of local governments; provided, however, that, among the funds for temporary borrowing provided in Item (4) of Article 2, such funds to be used for facilities as is allocated to the business expenses whose financial resources are Local Debt shall, as a principle, be provided only for important long-term projects whose execution or continuation may be threatened without the funds.

(3)	Limitation on the amount of funds

Limitation on the amount of funds shall be the amount which is necessary for the adjustment of a temporary shortage of cash appertaining to revenue and expenditure of each accounting of local governments.

(4)	Method of providing with funds

The funds shall be provided with through lending securities.

(5)	Maturity

The maturity of the funds shall be within the period not exceeding three (3) months which is necessary for adjustment of the temporary shortage of cash appertaining to revenue and expenditure of local governments.

(6)	Refinancing

Notwithstanding the provision of the immediately preceding paragraph, the funds may be refinanced for a period not exceeding three (3) months, if such refinancing is inevitable.

(7)	Method of redemption

The redemption shall be made in a lump sum.

(8)	Others

The provision under Item (5), Paragraph 1 of the immediately preceding article, shall be applied mutatis mutandis to the interest rate on the provision of funds for temporary borrowing.

(Investigation and Research with respect to Financing)

Article 5. Investigation and research with respect to financing of the local government shall be the investigation and research, etc. of the necessary matters for the local government’s efficient performance of financing from capital markets.

(Acceptance of Entrustment of Business with respect to Financing)

Article 6. Acceptance of the entrustment of business with respect to financing of local government shall be the acceptance, when such acceptance is necessary for the local government’s efficient performance of financing from capital markets, of the entrustment of business of the relevant local government.

(Provision of Information, Advice, and other Supports to Local Governments with respect to Financing)

Article 7. Provision of information, advice, and other supports to local governments with respect to financing shall be the provision of information and advice necessary for the local government’s efficient performance of financing from capital market, and provision of other necessary supports, to local governments.

Supplementary Provisions

1.	In addition to the businesses provided in Article 2 above, the Organization may perform, for the time being, upon entrustment thereof by the Japan Finance Corporation, the business relating to the provision of funds necessary for forestation and the improvement, creation or restoration of pastureland carried out by local government.

2.	The business mentioned in the immediately preceding paragraph shall be conducted pursuant to the applicable laws and regulations, and the contracts relating to such business.

3.	With respect to the application of the provisions of Article 2 above during the business years 2009 through 2013, the phrase “through 5” in Item (1) of said article shall be replaced with the phrase “through 5, Paragraph 2 of Article 33-5-7 or Paragraph 1 of Article 33-8.”

4.	With respect to the application of the provisions of Article 2 above for the business years 2014 and 2015, the phrase “through 5” in Item (1) of said article shall be replaced with the phrase “through 5 or Paragraph 1 of Article 33-8.”

5.	In addition to the businesses provided in Article 2 above and Article 1 of these Supplementary Provisions, the Organization shall perform the business of managing and collecting the relevant receivables, and the businesses incidental thereto during the period until the completion of the collection of the receivables relating to the funds provided by the Corporation, to which receivables the Organization will succeed pursuant to the provisions of Paragraph 1 of Article 9 of the Supplementary Provisions of the Law.

6.	The business mentioned in the immediately preceding paragraph shall be conducted pursuant to applicable laws and regulations.

Supplementary Provisions (Decision of Representative Board of Japan Finance Organization for Municipal Enterprises on April 21, 2009)

These amendments shall be effective as of June 1, 2009, and the provisions of the Statement of Business Procedures of Japan Finance Organization for Municipalities after the amendment shall be applied to such provision of funds as is conducted on or after the said date.

Supplementary Provisions (Decision of Representative Board of Japan Finance Organization for Municipalities on March 17, 2011)

These amendments shall be effective as of March 17, 2011, and the provisions of the Statement of Business Procedures of Japan Finance Organization for Municipalities after the amendment shall be applied to such provision of funds as is conducted on or after the said date.